Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), effective as of April 29, 2023 (“Effective Date”), is by and between Alison Moore, Ph.D., having an address at 5 Hill Ave., San Carlos, CA 94070 (“Consultant”) and Allogene Therapeutics, Inc. having an address at 210 East Grand Avenue, South San Francisco, CA 94080 (“Allogene”).

Allogene desires to engage Consultant as an independent contractor so that it may call upon Consultant’s knowledge and expertise. Consultant is willing to render such services to Allogene on the terms and conditions hereinafter set forth in this Agreement. Therefore, the parties hereby agree as follows:

1.Term of Agreement. This Agreement shall be in effect from the Effective Date to December 31, 2023 (the “Term”) unless earlier terminated as provided in Section 7. Thereafter this Agreement may be renewed for additional periods to be agreed upon in writing by the parties.

2.Services. Consultant agrees to provide the services described in Exhibit A attached hereto and made a part hereof (the “Services”).

3.Compensation. In consideration for the services of Consultant, Allogene shall pay Consultant the fees set forth on Exhibit A. Invoices submitted to Allogene by Consultant for Services rendered will be based upon the amount of time Consultant actually expends performing the Services pursuant to the terms of this Agreement, and shall be payable within forty-five (45) days of receipt of the invoice and resolution of any issues concerning the invoice. Invoices should be submitted to invoices@allogene.com.

4.Confidential Information and Invention Assignment.

(a)Consultant recognizes and acknowledges that in the course of performing the Services Consultant is likely to receive confidential or proprietary information owned by Allogene, its affiliates or third parties with whom Allogene or any such affiliates has an obligation of confidentiality. Accordingly, during the Term and for a period of 10 years thereafter, Consultant agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of Consultant’s duties under this Agreement, any Confidential Information (as defined below) owned by, or received by or on behalf of, Allogene or any of its affiliates. “Confidential Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of Allogene or of any affiliate or client of Allogene. Additionally, information that, by its nature and content, would be readily recognized by a reasonable person to be proprietary to Allogene shall also be deemed Confidential Information. Consultant expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of Allogene. Consultant agrees not to:

(i)use any such Confidential Information for personal use or for others; and

CONSULTING AGREEMENT

(ii)permanently remove any Allogene material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from Allogene’s offices at any time during Consultant’s engagement with Allogene, except as required in the execution of Consultant’s duties to Allogene, provided; however, that Consultant shall not be prevented from using or disclosing any Confidential Information:

(1)that Consultant can demonstrate was known to it prior to the effective date of this Agreement;
(2)that is now, or becomes in the future, available to persons who are not legally required to treat such information as confidential unless such persons acquired the Confidential Information through acts or omissions of Consultant; or

(3)that Consultant is compelled to disclose pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, provided that (1) Consultant shall give Allogene sufficient advance written notice of such required disclosure to permit it to seek a protective order or other similar order with respect to such Confidential Information, and (2) thereafter Consultant shall disclose only the minimum Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by Allogene. The Confidential Information that is disclosed pursuant to this paragraph shall remain Confidential Information for all other purposes.

(b)Consultant hereby acknowledges that (i) Allogene is a publicly traded company, (ii) as a result of the disclosure of the Confidential Information by Allogene hereunder, Consultant may possess material, non-public information of Allogene, and (iii) any trading by it in the securities of Allogene while in possession of such material, non-public information may entail the violation by it of applicable securities and other legislation and is prohibited.

(c)Consultant agrees to promptly destroy (and certify such destruction) or return all Allogene material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in its possession to Allogene upon request and in any event immediately upon termination of Consultant’s engagement with Allogene.

(d)Except with prior written authorization by Allogene, Consultant agrees not to disclose or publish any of the Confidential Information, or any confidential, scientific, technical or business information of any other party to whom Allogene or any of its affiliates owes a legal duty of confidence, at any time during or after Consultant’s engagement with Allogene.
(e)Consultant agrees that all work product and intellectual property, including but not limited to all inventions, discoveries, improvements and patentable or copyrightable works, relating to Allogene’s business (collectively “Inventions”) initiated, conceived or made by it, either alone or in conjunction with others in performing the Services, during the Term shall be the sole and exclusive property of Allogene to the maximum extent permitted by applicable law. Allogene shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. Consultant hereby unconditionally and irrevocably assigns to Allogene all right, title and interest it may have or acquire in all such Inventions. Consultant further agrees to assist Allogene in every proper way (but at Allogene’s expense) to obtain and from time to time enforce patents,

CONSULTING AGREEMENT

copyrights or other rights on such Inventions in any and all countries, and to that end Consultant will execute all documents necessary:

(i)to apply for, obtain and vest in the name of Allogene alone (unless Allogene otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(f)The provisions of this Section 4 shall survive any termination of this
Agreement.

(g)If any intellectual property rights, including moral rights, in the Inventions cannot (as a matter of law) be assigned by Consultant to Allogene as provided above, then (a) Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against Allogene with respect to such rights, and (b) to the extent Consultant cannot (as a matter of law) make such waiver, Consultant unconditionally grants to Allogene an exclusive, perpetual, irrevocable, worldwide, fully-paid license, with the right to sublicense through multiple levels of sublicensees, under any and all such rights (i) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Inventions in any medium or format, whether now known or hereafter discovered, (ii) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Inventions, and (iii) to exercise any and all other present or future rights in the Inventions.

(h)Intellectual property developed, acquired, or otherwise obtained by Consultant prior to this Agreement (collectively, “Background Technology”) or licensed or obtained by Consultant from third parties (collectively, “Third-Party Technology”) may not be incorporated into or used with any Inventions or otherwise used by Consultant in performance of the Services, unless pre-approved in writing by Allogene.

(i)Consultant unconditionally grants to Allogene a non-exclusive, perpetual, irrevocable, worldwide, fully-paid right and license, with the right to sublicense through multiple levels of sublicensees, under all of Consultant’s intellectual property rights in any and all Background Technology used or incorporated in any Invention or otherwise used by Consultant in performance of the Services, (a) to reproduce, create derivative works of, distribute, publicly perform, publicly display, digitally transmit, and otherwise use the Inventions in any medium or format, whether now known or hereafter discovered, (b) to use, make, have made, sell, offer to sell, import, and otherwise exploit any product or service based on, embodying, incorporating, or derived from the Inventions, and (c) to exercise any and all other present or future rights in the Inventions.

5.Non-Solicitation; Non-Disparagement.

(a)During the Term and for a period of 12 months thereafter, Consultant shall not, directly or indirectly, without the prior written consent of Allogene solicit or induce any employee of Allogene or any of its subsidiaries to leave the employ of Allogene or such subsidiaries.

CONSULTING AGREEMENT

(b)During the Term and at all times thereafter, each Party agrees not to, directly or indirectly, make or encourage any other individual to make any public or private comments, orally or in written form (including, without limitation by e-mail or other electronic transmission), whether or not true, that would “disparage” the other Party, or, in the case of Allogene, any of its officers, directors, managers, employees or significant stockholders. “Disparaging” statements are those which impugn the character, capabilities, reputation or integrity of the aforesaid individuals or entity or which accuse the aforesaid individuals or entity of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner, but shall not include truthful statements required by due legal process. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Parties hereto or their successors from making truthful statements in the proper performance of their jobs or that are required by applicable law, regulation or legal process, and the Parties shall not violate this provision in making truthful statements in response to disparaging statements made by the other Party.

6.Representations and Warranties of Consultant. Consultant hereby represents and warrants as follows:

(a)Neither the execution or delivery of this Agreement nor the performance by the Consultant of the Services hereunder violate or will violate statute or law or conflict with or constitute a default or breach of any covenant or obligation, including without limitation any non-competition restrictions, under (whether immediately, upon the giving of notice or lapse of time or both) any prior agreement, contract, or other instrument to which the Consultant is a party or by which he is bound.

(b)The Consultant has the full right, power and legal capacity to enter and deliver this Agreement and to perform the Services hereunder. This Agreement constitutes the legal, valid and binding obligation of the Consultant enforceable in accordance with its terms. No approvals or consents of any persons or entities are required for the Consultant to execute and deliver this Agreement or perform Consultant’s duties and other obligations hereunder.

(c)Consultant warrants that the Services shall be performed in a workmanlike and professional manner. Consultant shall not subcontract any part of the Services to a third party without prior written consent from Allogene.

7.Termination. This Agreement and the Services may be terminated before the Termination Date only as follows:

(a)Either Party may terminate the Agreement at any time with or without cause on ten
(10) days prior written notice. In the event of a termination pursuant to this Section 7(a) and subject to Section 3, Allogene will be obligated to pay only the cost of Services and expenses through the effective date of the termination. Any payment made by Allogene does not constitute a waiver of Allogene’s right to seek repayment based on unsatisfactory quality or timeliness of the Services.

(b)This Agreement and the Services may be terminated at any time upon mutual written agreement of the parties.

8.Consultant not an Employee. Allogene and the Consultant hereby acknowledge and agree that Consultant shall perform the services hereunder as an independent contractor and not as an employee

CONSULTING AGREEMENT

or officer of Allogene. Consultant shall not have authority to bind Allogene in any matter whatsoever. Consultant shall not have the right to participate in any of Allogene’s presently existing or future employee benefits or employee benefit plans, including stock option plans, retirement plans, medical plans, or other benefits provided for employees of Allogene from time to time.

9.Employment Taxes and Benefits. To the extent required under applicable law, Consultant shall report as income all compensation received pursuant to this Agreement and pay all taxes due on such compensation. Consultant is solely responsible for all federal, state and local taxes which may be payable in connection with the Services or this Agreement.

10.Indemnification. During the Term, Consultant and Allogene agree that the Indemnification Agreement executed by Consultant on October 19, 2018 shall apply to the Services provided under this Agreement as if Consultant were an officer, director, employee, or agent of Allogene and Consultant shall be listed as a named insured under Allogene’s director and officer insurance policy.

11.Miscellaneous.

(a)Survival. Sections 4, 5, 6, 10, and 11 shall survive any expiration or termination of this Agreement.

(b)Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

(c)Entire Agreement; Modification. This Agreement is the entire agreement of the parties relating to the subject matter hereof and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or therein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

(d)Binding Effect. The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, Allogene, its successors and assigns, and upon Consultant and Consultant’s legal representatives. This Agreement constitutes a personal service agreement, and the performance of Consultant’s obligations hereunder may not be transferred or assigned by Consultant and any such purported transfer or assignment shall null and void ab initio.

(e)Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and their permitted successors and assigns, and is not intended to confer upon any other person or entity, any rights or remedies hereunder.

(f)Assignment. Consultant may not assign or transfer, in whole or in part, any of its rights, obligations or duties under this Agreement without the prior written consent of Allogene.

(g)Non-Waiver. The failure of either party to insist upon the strict performance of any

CONSULTING AGREEMENT

of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(h)Remedies For Breach. Consultant agrees that any breach of Section 4, or 5 of this Agreement by Consultant could cause irreparable damage to Allogene and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, Allogene shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of Allogene’s obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, Consultant shall not urge as a defense that there is an adequate remedy at law nor shall Allogene be prevented from seeking any other remedies which may be available to it.

(i)Force Majeure. Any failure or delay by a party in the performance of its obligations pursuant to this Agreement shall not be deemed a default or breach of the Agreement or a ground for termination hereunder to the extent such failure or delay is due to elements of nature or acts of God, acts of war, terrorism, riots, revolutions, medical epidemics or pandemics (including government responses thereto), or strikes or other factors beyond the reasonable control of such party (each, a “Force Majeure Event”). The party failing or delaying due to a Force Majeure Event agrees to give notice to the other party which describes such Force Majeure Event and includes a good faith estimate as to the impact of such Force Majeure Event upon its responsibilities hereunder, including, but not limited to, any scheduling changes. Any payments due shall be adjusted to reflect the delay in performance of the Services caused by the Force Majeure Event.

(j)Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws in the State of California without regard to such State’s principles of conflict of laws. Any dispute arising out of, or relating to, this Agreement shall be exclusively decided by binding arbitration conducted in San Francisco, California in accordance with the rules of the American Arbitration Association (the “AAA”) then in effect before a single arbitrator appointed in accordance with such rules. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. Each of the parties agrees that service of process in such arbitration proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to in clause below. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction.

(k)Notices. Each notice required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, or via email (with confirmation of transmission), to the Parties at the addresses indicated in the introductory paragraph of this Agreement, to the attention of the signatories below. In the case of Allogene, an electronic copy should also be sent by email to Allogene Legal Department at notices@allogene.com. Either Party may change its address by giving the other Party written notice, delivered in accordance with this Section 12(k).

(l)Publicity. Neither party shall use the name, logo, trade name, service mark,

CONSULTING AGREEMENT

trademark or names of any employees of the other party in any publicity, news releases, marketing materials, client lists, websites or other public statements or in connection with any advertising or promotion of any product or service, written or oral, whether to the public, press or otherwise, relating to this Agreement, or to the performance hereunder or the existence of any arrangement between the Parties, without the prior written consent of the other Party except where may be required by law, rule, regulation or administrative proceeding; provided that Consultant may publicly reference Consultant’s prior role at Allogene and this consultancy, including as part of Consultant’s work experience.

(m)Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

(n)IT Access. To the extent Consultant is granted access to any Allogene resources or facilities, including, but not limited to, Allogene information technology resources such as email accounts, laptops, Allogene systems, networks, or any other equipment provided by or through Allogene, Consultant agrees to use or access those resources solely for the performance of the Services and in accordance with any applicable policies or procedures which Allogene may have in place at any time during the term of this Agreement. Allogene reserves the right to terminate access and/or require the return of any resources provided by Allogene with or without cause at any time.

(o)Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The parties agree that delivery of a signed Agreement by reliable electronic means, including electronic signature through a recognized provider, or email (with receipt electronically confirmed), shall be an effective method of delivery of the executed Agreement.

The parties hereto have executed this Agreement by proper person thereunto duly authorized.

ALLOGENE THERAPEUTICS, INC.		ALISON MOORE, PH.D.

By:	/s/ Tim Moore	By:	/s/ Alison Moore

Name:	Tim Moore	Date:	4/28/23

Title:	CTO

Date:	4/28/23

CONSULTING AGREEMENT

EXHIBIT A

1.Description of Services. Consultant shall use their expertise and knowledge to provide consulting services to conduct projects relating to the company’s organizational structure, business operations, and other related areas as requested by the company (the “Services”).

2.Compensation. In consideration for the Services and subject to the terms of the Agreement, including Section 3, Allogene shall pay Consultant at a rate of $500 per hour. Allogene shall reimburse Consultant for reasonable, pre-approved, documented out-of-pocket expenses incurred by Consultant in performance of the Services. Consultant shall send invoices on a monthly basis to invoice@allogene.com.

CONSULTING AGREEMENT